SCHEDULE 14A
(Rule 14a-1)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
ORIENTAL FINANCIAL GROUP INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Professional Offices Park
998 San Roberto Street
San Juan, Puerto Rico 00926
(787) 771-6800
http://www.orientalonline.com
NOTICE OF ANNUAL MEETING
To be held on October 25, 2005
Dear Stockholder:
     You are cordially invited to attend our annual meeting of stockholders, which will be held at conference room 9-A of the McConnell Valdés law offices located at 270 Muñoz Rivera Avenue, San Juan, Puerto Rico, on Tuesday, October 25, 2005, at 10:00 a.m. for the following purposes:
1.	The election of three directors for a two-year term expiring at the 2007 annual meeting of stockholders or until their successors are duly elected and qualified, and three directors for a three-year term expiring at the 2008 annual meeting of stockholders or until their successors are duly elected and qualified; and

2.	The transaction of such other business as may properly come before the annual meeting or at any adjournment or postponement thereof. Except with respect to procedural matters incident to the conduct of the meeting, we are not aware of any other business to be brought before the meeting.
     Information relating to the above matters is set forth in the accompanying proxy statement. Stockholders of record at the close of business on September 26, 2005, are entitled to notice of and to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

José Enrique Fernández
Chairman
September 27, 2005
San Juan, Puerto Rico

     It is important that your shares be represented regardless of the number you own. Even if you plan to be present, you are urged to complete, sign, date and return, promptly, the enclosed proxy card in the envelope provided. If you attend the meeting, you may vote either in person or by your proxy. Any proxy given may be revoked by you in writing or in person at any time prior to the exercise thereof. If you plan to attend the meeting, you must show at the entrance to the meeting proof of ownership of our shares of common stock or a proper identification card. If your shares are not registered in your own name and you plan to attend the meeting and vote your shares in person, you must contact your broker or agent in whose name your shares are registered to obtain a broker’s proxy issued in your name and bring it to the meeting in order to vote.

ORIENTAL FINANCIAL GROUP INC.

PROXY STATEMENT
For the Annual Meeting of Stockholders
To be held on Tuesday, October 25, 2005
     This proxy statement is furnished in connection with the solicitation by the Board of Directors of proxies to be voted at the annual meeting of stockholders to be held on Tuesday, October 25, 2005 at 10:00 a.m., at conference room 9-A of the McConnell Valdés law offices located at 270 Muñoz Rivera Avenue, San Juan, Puerto Rico, and at any adjournment or postponement thereof, for the purposes set forth herein. This proxy statement is expected to be mailed to stockholders on or about October 7, 2005.
     Each proxy solicited hereby, if properly signed and returned to us and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given by you, each proxy received will be voted for the matters described below. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by: (i) filing with the Chairman of the Board of Directors written notice thereof (addressed to: José Enrique Fernández, Chairman of the Board, Oriental Financial Group Inc., P.O. Box 195115, San Juan, Puerto Rico 00919-5115); (ii) submitting a duly executed proxy bearing a later date; or (iii) by appearing in person at the annual meeting and giving the Chairman notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the annual meeting, including any adjournment or postponement thereof, and will not be used for any other purpose.
     Each proxy solicited hereby also confers discretionary authority on the Board of Directors to vote the proxy with respect to: (i) the approval of the minutes of the last annual meeting of stockholders; (ii) the election of any person as director if any nominee is unable to serve or, for good cause, will not serve; (iii) matters incident to the conduct of the annual meeting; and (iv) such other matters as may properly come before the annual meeting. Except with respect to procedural matters incident to the conduct of the annual meeting, we are not aware of any business that may properly come before the meeting other than those matters described in this proxy statement. However, if any other matters should properly come before the annual meeting, it is intended that proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.
SOLICITATION OF PROXIES
     The cost of solicitation of proxies will be borne by us. We have retained the services of American Stock Transfer & Trust Company, New York, New York, who acts as our transfer agent and registrar, to assist us in the solicitation of proxies for the annual meeting. The fee to be paid to such firm for these services is not expected to exceed $1,500, plus reimbursement of all reasonable out-of-pocket expenses. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy materials to the beneficial owners of our shares of common stock. In addition to solicitations by mail, our directors, officers and employees, including those of our subsidiaries, may solicit proxies personally, by telephone or otherwise without additional compensation.
VOTING STOCK OUTSTANDING
AND VOTE REQUIRED FOR APPROVAL
     Only holders of shares of common stock of record at the close of business on September 26, 2005 (that is, the voting record date) will be entitled to vote at the annual meeting. The total number of shares of common stock outstanding on the voting record date and eligible to cast votes at the annual meeting is 24,867,011. On the voting record date, there were outstanding 1,340,000 shares of 7.125% Noncumulative Monthly Income Preferred Stock, Series A, $1.00 par value per share (the “Series A Preferred Stock”) and 1,380,000 shares of 7.0% Noncumulative Monthly Income Preferred Stock, Series B, $1.00 par value per share (the “Series B Preferred Stock”). The shares of Series A Preferred Stock and Series B Preferred Stock are not entitled to vote at the annual meeting.

     The presence, either in person or by proxy, of at least a majority of the outstanding shares of common stock is necessary to constitute a quorum at the annual meeting. For purposes of determining quorum, abstentions and broker non-votes will be treated as shares that are present and entitled to vote. A broker non-vote results when a broker or nominee has expressly indicated that it does not have discretionary authority to vote on a particular matter. Action with respect to the election of directors shall be taken by a majority of the votes cast. Therefore, abstentions and broker non-votes will not have an effect on the election of directors. With respect to this proposal, each holder of shares of common stock has the right to cumulate his or her votes as described below under the heading “Cumulative Voting in the Election of Directors.”
PROPOSAL: ELECTION OF DIRECTORS
     Our by-laws provide that the Board of Directors shall consist of such number of directors as shall be fixed from time to time by resolution of the Board. The number of directors, as established by resolution, is presently eleven. Our articles of incorporation and by-laws also provide that the Board of Directors shall be divided into three classes of directors as nearly equal in number as possible. The members of each class are to be elected for a term of three years and until their successors are duly elected and qualified. Only one class of directors is to be elected annually.
     Other than José Enrique Fernández’s non-executive chairman agreement, which requires the Board of Directors to nominate him for election as a director and, if elected, as Chairman of our Board of Directors (including the Board of Directors of Oriental Bank and Trust), and José Rafael Fernández’s employment agreement, which requires the Board of Directors to nominate him and recommend to the stockholders his election as a director, there are no arrangements or understandings between us and any person pursuant to which such person has been elected a director. Except for José Enrique Fernández, who is the father of José Fernández-Richards, an executive vice president, no other director is related to any of our directors or executive officers, by blood, marriage or adoption (excluding those that are more remote than first cousin).
     José Rafael Fernández, our President and Chief Executive Officer, Maricarmen Aponte, Esq., and José J. Gil de Lamadrid, CPA, have been nominated as directors for a two-year term expiring in 2007. Set forth below is certain information with respect to such nominees.
     José Rafael Fernández (Age 42) — Director, President and Chief Executive Officer since 2005 (including term as a director of Oriental Bank and Trust). He was the company’s Chief Operating Officer from 2003 to 2004. He was also a Senior Executive Vice President of the company until 2004. He is the President of Oriental Financial Services Corp. and Oriental Insurance, Inc. He is also the President and Chairman of the Board of Directors of Puerto Rico Growth Fund, Inc. and Puerto Rico Cash & Money Market Fund, Inc. (Puerto Rico registered open-end, management investment companies).
     Maricarmen Aponte, Esq. (Age 58) — Director of the company since January 2005 (including term as a director of Oriental Bank and Trust). She was the Executive Director of the Puerto Rico Federal Affairs Administration (a Puerto Rico government instrumentality) in Washington, D.C., from January 2001 through December 2004. She was a director of the company (including Oriental Bank and Trust) from 1998 to 2000. She is a member of the Boards of Directors of National Alliance for Hispanic Health and Rosemont College, Rosemont, Pennsylvania. Ms. Aponte practiced law in Washington, D.C., for approximately two decades. She is a former member of the Boards of Directors of the National Council of La Raza and Congressional Hispanic Caucus Institute, Inc.
     José J. Gil de Lamadrid, CPA (Age 50) — Director of the company since January 2005 (including term as a director of Oriental Bank and Trust). Mr. Gil de Lamadrid is a Certified Public Accountant with significant experience in administration and international public accounting. He occupied several leadership positions, including office managing partner, at KPMG LLP, San Juan, Puerto Rico, where he worked from 1976 to 2003. He was a member of the Board of Directors and Audit Committee of GALife Assurance Company of Puerto Rico from

September 2003 to January 2005. Mr. Gil de Lamadrid has been an instructor at several local seminars on corporate accounting. Since 2003, he is the co-owner of Office Zone, Inc., a family-owned private business that distributes office supplies in Puerto Rico.
     Pablo I. Altieri, M.D., Francisco Arriví, and Juan C. Aguayo, P.E., M.S.C.E., have been nominated as directors for a three-year term expiring in 2008. Set forth below is certain information with respect to such nominees.
     Pablo I. Altieri, M.D. (Age 62) — Director of the company since 1990 (including terms as a director of Oriental Bank and Trust). He is a cardiologist and a Professor of Medicine and Physiology at the University of Puerto Rico School of Medicine. Dr. Altieri is also a member of the Board of Directors of TUTV (PR Broadcasting Studios) and President of the Board of Directors of the Catastrophic Fund of Puerto Rico. He is also a member of the American Heart Association, the American College of Cardiology, the European Society of Cardiology, the American Federation of Medical Researchs Muscle Society, and the American Electrophysiology Society.
     Francisco Arriví (Age 60) — Director of the company since 1998 (including terms as a director of Oriental Bank and Trust). Mr. Arriví has been the President and Chief Executive Officer of Pulte International Caribbean Corp., San Juan, Puerto Rico, a subsidiary of Pulte Corporation (a publicly traded company), since March 1999. From August 2000 to May 2001, he served as a director of Puerto Rico Aqueduct and Sewer Authority (a Puerto Rico government instrumentality). He serves as a director of Puerto Rico Convention Center Authority (a Puerto Rico government instrumentality) since 2003.
     Juan C. Aguayo, P.E., M.S.C.E., (Age 41) — Director of the company since 2004 (including term as a director of Oriental Bank and Trust), President and Chief Executive Officer of Structural Steel Works, Inc., Bayamón, Puerto Rico, since 2002, and Executive Vice President and Chief Operating Officer thereof from 2000 to 2002. He has a Bachelor of Science in Civil Engineering from Princeton University and a Master of Science in Civil Engineering (M.S.C.E.) from the Massachusetts Institute of Technology. He is a licensed Professional Engineer registered in Puerto Rico, and has served terms as a member of the Board of Directors of the Puerto Rico chapter of the Association of General Contractors of America.
     If any person named as a nominee is unable or unwilling to stand for election at the time of the annual meeting, the proxies will nominate and vote for a replacement nominee or nominees recommended by the Board of Directors. At this time, the Board knows of no reason why any of the nominees listed above may not be able to serve as a director if elected.
The Board of Directors Recommends
that Stockholders Vote “For” this Proposal.

CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS
     Pursuant to our by-laws, holders of shares of common stock have the right to cumulate their votes at annual meetings in which more than one director is being elected. Cumulative voting entitles each holder of common stock to a number of votes equal to the number of shares of common stock held by him or her multiplied by the number of directors to be elected. As a holder of shares of common stock, you may cast all or any number of such votes for one nominee or distribute such votes among any two or more nominees as you desire. Thus, for example, for the election of the six nominees being considered at this annual meeting, a stockholder owning 1,000 shares of common stock is entitled to 6,000 votes, and may distribute such votes equally among the nominees for election, cast them for the election of only one of such nominees, or otherwise distribute such votes as he or she desires.
     In the absence of any express indication that the shares to be voted should be cumulated in a particular fashion, the votes represented by executed proxies will be distributed equally among the six nominees designated by the Board of Directors or in such other fashion as will most likely ensure the election of all the nominees.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information as to the shares of our common stock beneficially owned, as of August 31, 2005, by the only person known to us to be the beneficial owner of more than 5% of the total number of our outstanding shares of common stock. The information is based upon filings made by such person pursuant to the Securities Exchange Act of 1934 and information furnished by him.

Name and Address of	Amount and Nature of
Beneficial Owner	Beneficial Ownership	Percent of Class
José Enrique Fernández 1717 Lilas San Francisco San Juan, Puerto Rico 00927	2,853,827*	11.49%

*     The amount set forth in the table includes 5,691 shares owned by Mr. Fernández through our 401(k)/1165(e) Plan and 2,346,214 shares indirectly owned by him through The RF Investment (PR) Corporation, a Puerto Rico corporation wholly owned by Mr. Fernández and his spouse.

     The following table sets forth information as to the number of shares of our common stock beneficially owned by our directors, nominees for director, named executive officers (that is, the CEO, the four most highly compensated executive officers who were serving as executive officers at the end of fiscal 2005, and José Enrique Fernández, the former CEO who served in that capacity during part of fiscal 2005), and the directors and executive officers as a group as of August 31, 2005. The information is based upon filings made by such individuals pursuant to the Securities Exchange Act of 1934 and information furnished by each of them.

	Amount and Nature of
	Beneficial Ownership		Percent of
Name of Beneficial Owner	of Common Stock		Common Stock(1)
Directors

José Enrique Fernández	2,853,827	(2)	11.49%
José Rafael Fernández	325,380	(3)	1.31%
Pablo I. Altieri, M.D.	29,513	(4)	—
Efraín Archilla	10,441	(5)	—
Julian S. Inclán	129,711	(6)	—
Emilio Rodríguez	13,943	(7)	—
Francisco Arriví	10,208	(8)	—
Miguel Vázquez-Deynes	8,768	(9)	—
Juan C. Aguayo, P.E., M.S.C.E.	2,515	(10)	—
Maricarmen Aponte, Esq.	48,933	(11)	—
José J. Gil de Lamadrid, CPA	2,700	(12)	—

1.	Unless otherwise indicated, each of the persons named in the table beneficially holds less than 1% of the outstanding shares of common stock.

2.	This amount includes 5,961 shares that he owns through our 401(k)/1165(e) Plan and 2,346,214 shares indirectly owned by him through the RF Investment (PR) Corporation, a Puerto Rico corporation wholly owned by him and his spouse.

3.	This amount includes 191,684 shares that he may acquire upon the exercise of stock options within 60 days. It also includes 3,506 shares that he owns through our 401(k)/1165(e) Plan, 15,600 shares in his deferred compensation account, and 7,000 shares owned by his spouse.

4.	This amount includes 8,609 shares that he may acquire upon the exercise of stock options within 60 days.

5.	This amount includes 8,609 shares that he may acquire upon the exercise of stock options within 60 days.

6.	This amount includes 8,609 shares that he may acquire upon the exercise of stock options within 60 days. It also includes 22,100 shares indirectly owned by him through Calibre S.E. and 4,270 shares also indirectly owned by him through Inclan Realty, Inc., both of which are Puerto Rico companies wholly owned by him and his spouse.

7.	This amount includes 8,609 shares that he may acquire upon the exercise of stock options within 60 days.

8.	This amount includes 7,475 shares that he may acquire upon the exercise of stock options within 60 days.

9.	This amount includes 6,737 shares that he may acquire upon the exercise of stock options within 60 days.

10.	This amount includes 2,200 shares that he may acquire upon the exercise of stock options within 60 days.

11.	This amount includes 2,000 shares that she may acquire upon the exercise of stock options within 60 days.

12.	This amount includes 2,200 shares that he may acquire upon the exercise of stock options within 60 days.

Named Executive Officers

José Enrique Fernández	2,853,827	(13)	11.49%
José Rafael Fernández	325,380	(14)	1.31%
Héctor Méndez	37,060	(15)	—
Néstor Vale	46,281	(16)	—
Carlos J. Nieves, CPA	52,211	(17)	—
Ganesh Kumar	43,334	(18)	—

Directors and Executive Officers as a Group(19)	3,636,010		14.62%
     José Enrique Fernández is the only person among our directors, nominees for director, and named executive officers who beneficially owned shares of our Series A Preferred Stock as of August 31, 2005. As of that date, he owned 24,000 shares of Series A Preferred Stock, which represents 1.79% of the outstanding Series A Preferred Stock. This information is based upon filings made by Mr. Fernández pursuant to the Securities Exchange Act of 1934 and information furnished by him.
     José Enrique Fernández and Carlos J. Nieves are the only persons among our directors, nominees for director, and named executive officers who beneficially owned shares of our Series B Preferred Stock as of August 31, 2005. As of that date, Mr. Fernández owned 45,200 shares of Series B Preferred Stock, which represents 3.37% of the outstanding Series B Preferred Stock, and Mr. Nieves owned 1,000 shares of Series B Preferred Stock, which represents less than 1% of the outstanding Series B Preferred Stock. This information is based upon filings made by Mr. Fernández and Mr. Nieves pursuant to the Securities Exchange Act of 1934 and information furnished by them.
     Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic interest in the shares. Unless otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares, subject in the case of those directors and officers who are married to the community property laws of Puerto Rico. Under applicable regulations, a person is deemed to have beneficial ownership of any shares of capital stock which he or she has a right to acquire within 60 days, including pursuant to the exercise of outstanding stock options, and to all shares subject to options or other rights of acquisition acquired in connection with, or as a participant in, any transaction involving a change in control. Shares of capital stock which are subject to stock options or other rights of acquisition are deemed to be outstanding for

13.     See note 2 above.
14.     See note 3 above.
15.     This amount includes 60 shares that he owns through our 401(k)/1165(e) Plan. It also includes 33,000 shares that he may acquire upon the exercise of stock options within 60 days.
16.     This amount includes 81 shares that he owns through our 401(k)/1165(e) Plan. It also includes 46,200 shares that he may acquire upon the exercise of stock options within 60 days.
17.     This amount includes 481 shares that he owns through our 401(k)/1165(e) Plan. It also includes 46,200 shares that he may acquire upon the exercise of stock options within 60 days.
18.     This amount includes 1,334 shares that he owns through our 401(k)/1165(e) Plan. It also includes 42,000 shares that he may acquire upon the exercise of stock options within 60 days.
19.     The group consists of 18 persons including all directors, nominees for director, named executive officers, and executive officers who are not directors.

the purpose of computing the percentage of outstanding capital stock owned by such person or group, but are not deemed outstanding for the purpose of computing the percentage of capital stock owned by any other person or group.
INFORMATION WITH RESPECT TO DIRECTORS
WHOSE TERMS CONTINUE AND EXECUTIVE OFFICERS
WHO ARE NOT DIRECTORS
Set forth below is certain information with respect to each director whose term continues.
Directors Whose Terms Expire In 2006
José Enrique Fernández (Age 62) — Chairman of the Board since June 1996. President and Chief Executive Officer of the company from June 1996 to December 2004. Chairman of the Board of Directors of Oriental Bank and Trust since December 1988, and President and Chief Executive Officer of Oriental Bank and Trust from September 1988 to December 2004. Chairman of the Board of Directors of Oriental Financial Services Corp., San Juan, Puerto Rico (a registered securities broker-dealer organized under Puerto Rico law) since December 1991. Mr. Fernández also serves as a member of the Board of Trustees of the University of Notre Dame, South Bend, Indiana.
Efraín Archilla (Age 52) — Director of the company since 1991 (including terms as a director of Oriental Bank and Trust). He is President and General Manager of WYQE-FM, Radio Yunque 93 FM in Naguabo and Fajardo, Puerto Rico, since 1994. Mr. Archilla has been an operations consultant to WALO-AM Radio Station and Ochoa Broadcasting Corp. since 1993. He served as President of the Puerto Rico Broadcasters Association from 1988 to 1992 and from 1999 to 2002.
Julian S. Inclán (Age 57) — Director of the company since 1995 (including terms as a director of Oriental Bank and Trust). President of American Paper Corporation (a distributor of fine papers, office supplies and graphic art supplies), San Juan, Puerto Rico, since 1994. Mr. Inclán has served as Managing General Partner of Calibre, S.E. (a real estate investment company) since 1991, and as President of Inclán Realty, Inc. (a real estate development company), San Juan, Puerto Rico, since 1995. He is also the President of Inmac Corporation (a leasing and investment company that is currently inactive), San Juan, Puerto Rico, since 1989, and the Managing Partner of Hamlet Associates S.E., San Juan, Puerto Rico.
Directors Whose Terms Expire in 2007
Emilio Rodríguez (Age 57) — Director of the company since 1992 (including terms as a director of Oriental Bank and Trust). He is the President of Milrod Enterprises, San Juan, Puerto Rico, since 1998. He has also served as Secretary of the Board of Directors of E&C Computers, Inc., San Juan, Puerto Rico, since 1982.
Miguel Vázquez-Deynes (Age 67) — Director of the company since 2002 (including terms as a director of Oriental Bank and Trust). Mr. Vázquez-Deynes was the President and Chief Executive Officer of Triple-S Management Corp. (an insurance company), San Juan, Puerto Rico, from 1990 to 2001. He has also served in the Boards of Directors of several corporations and non-profit organizations, including: Puerto Rico Art Museum (Chairman 2001), Ethics Committee of the Puerto Rico Chamber of Commerce (Chairman 1998), Luis MuZoz Marín Foundation (director 1997), Puerto Rico Insurance Company Association (ACODESE) (Treasurer 1997), GM Group, Inc. (director 1994 — present), San Juan Rotary Club (member 1990 — present), Puerto Rico Chamber of Commerce (President 1994 — 1995; First Vice President 1992 — 1993), Puerto Rico National Guard Military Stores (Vice President 1992 — 1994), Ashford Medical Presbyterian Hospital (Vice President 1984 — 1986), Puerto Rico Manufacturer’s Association (Chairman of the Resolutions Committee 1984 — 1985), San Juan Children Choirs (Chairman 1987-1998). He was awarded two doctorates Honoris Causa, one in Business Administration by the Ana G. Méndez University System, and the other in Health Sciences by the Central University of Bayamón, Puerto Rico.

Executive Officers Who Are Not Directors
     The following information is supplied with respect to the named executive officers and other executive officers who do not serve on our Board of Directors. There are no arrangements or understandings pursuant to which any of the following executive officers was selected as an officer of the company. As mentioned hereinbefore, except for José Enrique Fernández, Chairman of the Board, who is the father of José Fernández-Richards, an executive vice president, no other executive officer is related to any of our directors or executive officers, by blood, marriage or adoption (excluding those that are more remote than first cousin).
Héctor Méndez (Age 52) — Senior Executive Vice President, Treasurer and Chief Financial Officer of the company since 2005. He has been the company’s Senior Executive Vice President of Treasury, Finance and Asset Management since 2004. He has also been a member of the Board of Directors of V. Suárez Investment Corp. (a Puerto Rico private corporation) since March 2004. Before joining the company, he was the Managing Director of R-G Portfolio Management, where he established a proprietary mutual fund and asset management program for R&G Financial Corporation, San Juan, Puerto Rico. From 2001 to 2003 he was the Executive Vice President and Treasurer and then the President of Government Development Bank for Puerto Rico, the central bank of the Commonwealth of Puerto Rico. During this period he was also a director of several Boards of Directors of public corporations and agencies of the Commonwealth. Mr. Méndez received a bachelor’s degree in Accounting from the University of Puerto Rico in 1974 and a master’s degree in Finance from the Interamerican University, San Juan, Puerto Rico, in 1984.
Néstor Vale (Age 41) — Senior Executive Vice President of Banking Services of the company in charge of commercial and retail banking since 2004. He was in 2003 the Executive Vice President of this division. He was Senior Vice President of Retail and Commercial Banking of Scotiabank de Puerto Rico and member of its Board of Directors from October 2000 through July 2003. He worked in Scotiabank’s headquarters in Toronto, Canada, from August 1999 through September 2000.
Carlos J. Nieves, CPA (Age 56) — Senior Executive Vice President and Chief Operating Officer of Financial Services of the company since July 2003. He is a former Executive Vice President and Chief Operating Officer of PaineWebber Trust Company of Puerto Rico and a former Tax Partner & Director of Taxes of Ernst & Young, San Juan, Puerto Rico, and Senior Manager & Director of Taxes of Coopers & Lybrand, San Juan, Puerto Rico. Mr. Nieves is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants (“AICPA”), Puerto Rico Society of Certified Public Accountants, and Associate Member of the Association of Certified Fraud Examiners. He is also a former President of the Puerto Rico State Board of Accountancy and member of the AICPA Governing Council.
Ganesh Kumar (Age 42) — Executive Vice President of Strategic Planning of the company in charge of strategic planning, information technology, human resources and channel development since 2004. He heads the implementation of the financial and operational technology systems for the “Oriental Way” program, which was designed to take the company to the next level of product/service innovations and growth. Before joining the company, he was a Director of Consulting at Gartner Inc. (NYSE: IT), an industry leading research and advisory firm where he assisted a wide array of financial service companies ranging from multi-national giants to niche corporations. Mr. Kumar has an undergraduate degree in Science and an MBA in Finance and Information Systems from India.
Norberto González, CPA, JD, CIA (Age 47) — Executive Vice President of Risk Management of the company since March 2003. Mr. González graduated Magna Cum Laude in 1980 from the University of Puerto Rico, where he obtained a bachelor’s degree in Business Administration with a major in Accounting. Before joining the company, he was Executive Vice President and Risk Management Director of Banco Bilbao Vizcaya Argentaria (the second largest bank in Spain and a publicly traded company) in Puerto Rico. In 2001, he earned a Juris Doctor degree from the University of Puerto Rico School of Law. Mr. González is a member of the Puerto Rico Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

José Fernández-Richards (Age 38). Executive Vice President and Chief Marketing Officer of the company in charge of marketing, training, quality customer service, and telemarketing since 2004. He was the company’s Senior Vice President of Marketing from 2001 to 2003. He was the Credit Card Services Marketing Director of Encirq Corporation, San Francisco, California, from 2000 to 2001 and General Manager and Vice President of Marketing and member of the Board of Directors of PlanetLive, Inc., San Francisco, California, from 1999 to 2000. Mr. Fernández-Richards earned a B.B.A. degree in Marketing from the University of Notre Dame and a professional master’s degree in Banking from the Louisiana State University Executive Banking Institute. He is a member of the American Marketing Association and the Puerto Rico Sales and Marketing Executive Association.
Carlos M. Vélez (Age 48) — Executive Vice President of the company and President of the Oriental Mortgage Division since December 2004. Prior to joining the company, Mr. Vélez worked at Equity Financial Services, a mortgage banking company in San Juan, Puerto Rico. From 2002 to 2004, he served as Executive Vice President of its parent company, and then President of its Equity Wholesale Division. From 1989 to 2002, Mr. Vélez worked at the Popular Mortgage division of Banco Popular de Puerto Rico, where he served as Officer-Supervisor of Mortgage Centers, Vice President and Manager of New Business, and then Senior Vice President and Secondary Market Manager. Mr. Vélez graduated from the Mortgage Banking School, completing all the courses related to a master’s degree in Finance, and has a bachelor’s degree in Economics and Management from the Interamerican University, San Juan, Puerto Rico. He is a board member of the Mortgage Banking School, and a founder and member of the Parlamentary Procedure Institute, both of Puerto Rico.
BOARD INDEPENDENCE
     Except for the Chairman of the Board and the President and CEO, all of our directors are “independent” pursuant to the corporate governance standards adopted by the New York Stock Exchange (“NYSE”) for companies listed thereon.
     In determining independence, the Board of Directors has affirmatively determined whether each director has a “material relationship” with the company. When assessing the “materiality” of a director’s relationship with the company, the Board considers all relevant facts and circumstances, not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familiar relationships, among others.
     The NYSE standards for director independence are as follows:
     (i) A director who is an employee, or whose immediate family member is an executive officer, of the company is not independent until three years after the end of such employment relationship.
     (ii) A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.
     (iii) A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the company is not independent until three years after the end of the affiliation or the employment or auditing relationship.

     (iv) A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the listed company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.
     (v) A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the listed company for property or services in an account which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross reserves, is not independent until three years after falling below such threshold.
     Applying these standards, the Board of Directors has determined that, except for its Chairman and the President and CEO, the other members of the Board, including nominees for director, are independent.
     Pursuant to the rules adopted by the Securities and Exchange Commission (“SEC”) applicable to audit committees of companies listed on the NYSE, in order to be “independent,” and in addition to the standards listed above, each audit committee member may not, other than in his or her capacity as a member of the audit committee, board of directors, or any other board committee:
     (i) Accept directly or indirectly any consulting, advisory, or other compensatory fee from the company or any subsidiary thereof, provided that, unless the rules of the NYSE provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the company (provided that such compensation is not contingent in any way on contingent service); or
     (ii) Be an affiliated person (that is, a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the company) of the company or any subsidiary thereof.
     Applying these rules, the Board of Directors has determined that each member of its Audit Committee is independent.
BOARD MEETINGS
     The Board of Directors held fourteen meetings during the fiscal year ended June 30, 2005. During fiscal 2005, directors received a fee of $1,000 for each Board meeting attended and $450 for each Board committee meeting attended. Only directors who are not officers of the company, including its subsidiaries, received fees for attendance at such meetings. No director attended fewer than 75% of the meetings held in fiscal 2005, including meetings of Board committees on which he or she served during the year. Board members are required to attend the company’s annual meeting of stockholders. All Board members then in office attended last year’s meeting.
EXECUTIVE MEETINGS OF NON-MANAGEMENT DIRECTORS
     The Board of Directors holds regular meetings of “non-management directors” (that is, directors who are not executive officers of the company) to promote open discussions and better communication among such directors. José Enrique Fernández, the Chairman of the Board, has been chosen to preside at such meetings.

BOARD COMMITTEES
     The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee.
     The Audit Committee assists the Board of Directors in its oversight of our financial reporting process and internal controls. It fulfills its oversight responsibilities by reviewing: (a) the integrity of the financial reports and other financial information provided by the company to any governmental body or to the public; (b) the company’s systems of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board of Directors have established; and (c) the company’s auditing, accounting, and financial reporting processes generally. The members of this committee are José J. Gil de Lamadrid, CPA, Chairman, Efraín Archilla, and Miguel Vázquez-Deynes. The Board of Directors has determined that each member of this committee is financially literate and has designated Mr. Gil de Lamadrid as “audit committee financial expert,” as such term is defined by the SEC. The committee met fourteen times in fiscal 2005.
     The Audit Committee operates pursuant to a written charter that has been approved and adopted by the Board of Directors, a current copy of which is attached hereto as Exhibit A and is also available on our website at www.orientalonline.com and in print to any stockholder who requests it. This committee is composed entirely of independent directors as required by the NYSE and the SEC.
     The Compensation Committee discharges the responsibilities of the Board of Directors relating to compensation of our directors and executive officers. Its general responsibilities are: (a) reviewing and approving corporate goals and objectives relevant to the compensation of the chief executive officer, and evaluating the chief executive officer’s performance in light of those goals and objectives; (b) making recommendations to the Board of Directors with respect to non-CEO compensation, incentives compensation plans and equity-based plans; (c) producing a committee report on executive compensation; and (d) conducting an annual performance evaluation thereof. The committee also administers our various stock option plans and is given absolute discretion to, among other things, construe and interpret the plans; to prescribe, amend and rescind rules and regulations relating to the plans; to select the persons to whom options will be granted; to determine the number of shares subject to each option; and to determine the terms and conditions to which each grant and/or exercise of options is subject. The members of this committee are Julian S. Inclán, Chairman, Emilio Rodríguez and Maricarmen Aponte, Esq. The committee met twenty times in fiscal 2005.
     The Compensation Committee operates pursuant to a written charter that has been approved and adopted by the Board of Directors, a current copy of which is available on our website at www.orientalonline.com and in print to any stockholder who requests it. This committee is composed entirely of independent directors as required by the NYSE.
     The Corporate Governance and Nominating Committee assists the Board of Directors by: (a) identifying individuals qualified to become directors consistent with criteria approved by the Board; (b) selecting or recommending that the Board select the director nominees for the next annual meeting of stockholders; (c) developing and recommending to the Board a set of corporate governance principles applicable to the company that are consistent with sound corporate governance practices and in compliance with applicable legal, regulatory, or other requirements; (d) monitoring and reviewing any other corporate governance matters which the Board may refer to this committee; and (e) overseeing the evaluation of the Board and management. The members of this committee are Francisco Arriví, Chairman, Pablo I. Altieri, M.D., Juan Carlos Aguayo, P.E., M.S.C.E., and Maricarmen Aponte, Esq. The committee met five times in fiscal 2005.
     The Corporate Governance and Nominating Committee operates pursuant to a written charter that has been approved and adopted by the Board of Directors, a current copy of which is available on our website at www.orientalonline.com and in print to any stockholder who requests it. This committee is composed entirely of independent directory as required by the NYSE.

     Pursuant to our by-laws, no nominations for directors, except those made by the Board of Directors upon the recommendation of the Corporate Governance and Nominating Committee, will be voted upon at the annual meeting unless other nominations by stockholders are made in writing, together with the nominee’s qualifications for service and evidence of his or her willingness to serve on the Board of Directors, and delivered to the Secretary of the Board at least 120 days prior to the anniversary date of the mailing of proxy materials in connection with last year’s annual meeting. Ballots bearing the names of all of the persons nominated by the Board of Directors and by stockholders, if properly made, will be provided for use at the annual meeting. The Corporate Governance and Nominating Committee has not established any specific, minimum qualifications that it believes must be met by a nominee recommended by such committee for a position on the Board of Directors. The committee instead considers general factors, including, without limitation, the candidate’s experience with other businesses and organizations, the interplay of such experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committee thereof.
     The Corporate Governance and Nominating Committee generally identifies qualified candidates on the basis of recommendations made by existing directors or management. There are no differences in the manner in which the committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. The committee will consider potential nominees by management, stockholders or other members of the Board, and develop and evaluate information from a variety of sources regarding the potential nominee before making a decision.
CORPORATE GOVERNANCE GUIDELINES
     We have developed and adopted a set of Corporate Governance Guidelines to promote the functioning of the Board of Directors and its committees, to protect and enhance stockholder value, and to set forth a common set of expectations as to how the Board, its various committees, individual directors and management should perform their functions. We have also developed and adopted a Code of Business Conduct and Ethics that reaffirms our basic policies of business conduct and ethics for our directors, officers, employees and agents. The Code consists of basic and general standards of business as well as personal conduct. Current copies of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available on our website at www.orientalonline.com. You may also obtain a written copy of these documents, including the charters of the Board committees, by sending us as a written request addressed as follows: Oriental Financial Group Inc., Investor Relations c/o Anreder & Company, 10 E. 40th Street, Suite 1308, New York, NY 10016; Telephone: (212) 532-3232 or (800) 421-1003; Facsimile: (212) 679-7999; E-mail: ofg@anreder.com.
     The Board of Directors has adopted a procedure by which stockholders and employees may communicate directly with the independent members of the Board or report possible legal or ethical violations, including concerns regarding questionable accounting or auditing matters. Any such stockholder or employee may direct his or her written communication or report, anonymously, to the Chairman of the Audit Committee. The mailing, postage prepaid, should be marked confidential and addressed as follows:

Chairman of Audit Committee	or	Chairman of Audit Committee
Oriental Financial Group Inc.		Oriental Financial Group Inc.
P.O. Box 195145		Professional Offices Park
San Juan, Puerto Rico		998 San Roberto Street
00919-5145		San Juan, Puerto Rico 000926
EXECUTIVE COMPENSATION
     The following table summarizes the total compensation for the CEO, the four most highly compensated executive officers who were serving as executive officers at the end of fiscal 2005, and José Enrique Fernández, the former CEO who served in that capacity during part of fiscal

2005 (collectively referred to as the “named executive officers”).
Summary Compensation Table

		Annual				Long-Term
		Compensation				Compensation
				Other Annual		Securities	All Other
Name and	Fiscal	Salary	Bonus	Compensation		Underlying	Compensation
Principal Position	Year	($)	($)	($)(1)		Options (#)	($)(2)

José Enrique Fernández	2005	375,000	325,000	30,000	(3)	0	5,908
Chairman of the Board	2004	450,000	200,000	38,400		0	2,100
	2003	400,000	200,200	38,400		0	3,020

José Rafael Fernández	2005	293,500	125,000	48,000	(4)	40,000	2,100
President and CEO	2004	285,000	100,000	42,000		0	2,100
	2003	250,000	100,200	42,000		0	2,675

Héctor Méndez	2005	275,000	400,000 (5)	43,200	(6)	30,000	2,100
Senior Executive Vice President,	2004	0	0	0		0	0
Treasurer and CFO	2003	0	0	0		0	0

Néstor Vale(7)	2005	259,000	100,000	36,000	(8)	20,000	2,100
Senior Executive Vice President	2004	225,480	75,000	36,000		20,000	74,750	(9)
Banking Services	2003	0	0	0		0	0

Carlos J. Nieves, CPA	2005	266,875	75,000	22,000	(10)	20,000	2,100
Senior Executive Vice President and COO	2004	250,000	50,000	18,000		20,000	2,100
Financial Services	2003	0	0	0		0	0

Ganesh Kumar	2005	229,000	75,000	16,000	(11)	20,000	41,100	(12)
Executive Vice President	2004	106,586	0	12,000		20,000	52,050
Strategic Planning	2003	0	0	0		0	0

1.	Consists of a car allowance and/or an allowance for membership expenses for social and business organizations that in the judgment of our CEO are reasonably appropriate for the performance of such officer’s duties as an executive officer of the company.

2.	Consists of term life insurance premiums, unless otherwise indicated.

3.	Consists of a car allowance.

4.	Consists of a $30,000 car allowance and a $18,000 club membership allowance.

5.	Consists of a $150,000 signing bonus, a $50,000 performance bonus, and a $200,000 three-year prorated bonus which may be recovered by the company if he resigns in the first three years of his employment with the company.

6.	Consists of a $24,000 car allowance and a $19,200 club membership allowance.

7.	Joined the company in August 2003.

8.	Consists of a $24,000 car allowance and a $12,000 club membership allowance.

9.	Consists of a one-time $73,000 cash compensation paid at commencement of employment and $1,750 in term life insurance premiums.

10.	Consists of a $22,000 car allowance.

11.	Consists of a car allowance.

12.	Consists of $2,100 in term life insurance premiums and a $39,000 living allowance.

Option/SAR Grants in Last Fiscal Year
     The table below provides information regarding the options that we granted to the named executive officers during fiscal 2005 under the 1996 Incentive Stock Option Plan, as adjusted for stock dividends:

					Potential Realizable Values at
		Percent of			Assumed Annual Rates of Stock
	Number of	Total Options			Appreciation
	Options	Granted to	Exercise
Name	Granted	Employees	Price	Expiration Date	5%	10%

José Rafael Fernández	22,000	11.02%	$27.36	November 29, 2014	$378,600	$959,446
José Rafael Fernández	22,000	11.02%	$24.27	July 1, 2014	$335,834	$851,068
Héctor Méndez	33,000	16.54%	$23.95	August 2, 2014	$496,943	$1,259,351
Néstor Vale	22,000	11.02%	$23.09	August 9, 2014	$319,480	$809,624
Carlos J. Nieves	22,000	11.02%	$24.27	July 1, 2014	$335,834	$851,068
Ganesh Kumar	20,000	11.02%	$27.80	January 1, 2015	$349,665	$886,121
     We did not grant stock options under any other stock option plan to any named executive officer during fiscal 2005.
Aggregated Option/SAR Exercises
in Last Fiscal Year and
Fiscal Year-End Option/SAR Values

			Number of	Unexercised
			Unexercised	In-the-Money
			Options/SARs at	Options/SARs at
			Fiscal Year-End	Fiscal Year-End
	Shares Acquired		Exercisable/	Exercisable/
Name	on Exercise (#)	Value Realized ($)	Unexercisable (#)*	Unexercisable ($)

José Enrique Fernández	362,338	6,196,383	0/0	0/0
José Rafael Fernández	35,354	696,936	191,684/0	527,028/0
Héctor Méndez	0	—	33,000/0	0/0
Néstor Vale	0	—	46,200/0	0/0
Carlos J. Nieves	0	—	46,200/0	0/0
Ganesh Kumar	0	—	42,000/0	0/0

* Adjusted for stock dividends.
Non-Executive Chairman and Employment Agreements
José Enrique Fernández
     On April 4, 2005, we entered into a non-executive chairman agreement with José Enrique Fernández for a term of three years commencing on January 1, 2005 and terminating on December 31, 2007, which supersedes and replaces a previous employment agreement dated April 4, 2002, between Oriental Bank and Trust and Mr. Fernández. The agreement provides for an annual base fee of $300,000 in the first year of the agreement, $225,000 in the second year of the agreement, and $150,000 in the third year of the agreement. The agreement provides that Mr. Fernández will be paid an annual cash bonus of $200,000 in each of the first and second years of the agreement and $150,000 in the third year. The bonus must be paid to him not later than January 15 of each year. The agreement also provides that we will give Mr. Fernández a car allowance of $30,000 in the first year of the agreement and $24,000 in the second year. The agreement further provides that we will pay for

Mr. Fernández’s membership in such social and business clubs that in his judgment are reasonably appropriate for the performance of his duties. We will also pay for a 10-year term life insurance policy in the amount of $2 million, covering the life of Mr. Fernández, for the benefit of his estate. Pursuant to the agreement, we will furnish Mr. Fernández with private office facilities and provide all necessary secretarial services and such other suitable assistance and accommodations. The agreement also provides that, during its term, the Board of Directors will nominate and recommend to the stockholders the election of Mr. Fernández as a director at any election of directors in which his term as a director will expire, and, if elected, the Board of Directors will elect Mr. Fernández to the position of Chairman of our Board of Directors (including the Board of Directors of Oriental Bank and Trust).
     The agreement may be terminated by the Board of Directors for “just cause” (as such term is defined in the agreement) at any time. In the event it is terminated for “just cause,” Mr. Fernández will have no right to compensation or other benefits for any period after such termination. If it is terminated by the Board of Directors, other than for just cause and other than in connection with a change in control of the company, or if Mr. Fernández terminates the agreement for “good reason,” we are required to pay him an amount equal to two times the aggregate annual compensation paid or payable to him, including base fee, bonus (equal to the highest cash bonus paid to him in any of the two fiscal years prior to the termination date), car allowance, and the value of any other benefits provided to Mr. Fernández during the year in which the termination occurs. The payment is to be made in a lump sum on or before the fifth day following the date of termination. The term “good reason” includes: (i) failure by us to comply with any material provision of the agreement, which failure has not been cured within ten days after notice thereof has been given by Mr. Fernández; and (ii) any purported termination of the agreement which is not effected pursuant to a notice of termination satisfying certain requirements set forth in the agreement.
     The agreement contains provisions restricting Mr. Fernández’s ability to engage or participate in, become a director of, or render advisory or other services to any firm or entity competitive with us. The agreement does not contain any provision restricting Mr. Fernández’s right to compete against us upon termination of the agreement.
José Rafael Fernández
     On April 4, 2005, we entered into an employment agreement with José Rafael Fernández for a term of thirty-six months effective on January 1, 2005 and terminating on December 31, 2007. Notwithstanding the foregoing, the agreement provides that no less than 120 days before the expiration date, the parties will determine whether to extend the term, and, if extended, under which terms and conditions. The agreement provides for the following salary: (i) an annual base salary of $325,000 equivalent to $27,083.33 per month from January 1 to June 30, 2005; (ii) an annual base salary of $350,000 equivalent to $29,166.66 per month from July 1, 2005 to June 30, 2006; (iii) an annual base salary of $400,000 equivalent to $33,333.33 per month from July 1, 2006 to June 30, 2007; and (iv) an annual base salary of $450,000 equivalent to $37,500 per month from July 1 to December 31, 2007. The agreement further provides that he will receive an annual car allowance in the amount of $30,000 and $18,000 per year for membership expenses for such social and business clubs and professional or training expenses which in his judgment are reasonably appropriate to the performance of his duties as President and CEO. The agreement also provides that the base salary for any extension of the term of the agreement will be mutually agreed by the Compensation Committee and Mr. Fernández; provided, however, that at no time will such base salary be reduced below the amount set forth above for the second year of the agreement. Pursuant to the agreement, Mr. Fernández is entitled to participate in, and receive the benefits of, any stock option plan, profit sharing plan or other plans, benefits and privileges given to our employees and executives for which he may qualify. Such benefits will be provided to Mr. Fernández while he is employed under the terms of the agreement or any extension thereof. In contemplation of the agreement, on November 29, 2004, we granted to Mr. Fernández an option to purchase 20,000 shares of common stock. Pursuant to the agreement, we will grant to Mr. Fernandez options to purchase 20,000 shares of our common stock on January 1, 2006 and January 1, 2007. The options may be exercised by Mr. Fernández during a period commencing on the first and ending on the tenth anniversary of the grant. Notwithstanding the above limitations, these options will become immediately exercisable if Mr. Fernández dies, is disabled or retires, or if there occurs a change in control of the company. The options will survive one year after termination of the agreement, unless termination is the result of Mr. Fernández’s willful and continued failure to perform his duties, illegal conduct or gross misconduct materially injurious to the company, a regulatory order, or as a result of appointment by court or other public authority of a legal custodian for the company for the purpose of liquidation.
     The agreement may be terminated by the Board of Directors for “just cause” (as such term is defined in the agreement) at any time. In the event that employment is terminated for “just cause,” Mr. Fernández will have no right to compensation or other benefits for any period after such termination.
     The agreement also provides that Mr. Fernández may terminate his employment for “good reason,” which includes: (i) failure by us to comply with any material provision of the agreement, which failure has not been cured within ten days after notice thereof has been given by Mr. Fernández; or (ii) any purported termination of Mr. Fernández’s employment which is not effected pursuant to a notice of termination satisfying certain requirements set forth in the agreement. If Mr. Fernández terminates his employment for “good reason,” we are required to pay him as severance an amount equal to two times the aggregate annual compensation paid or payable to him (including salary, bonus, car allowance and the value of any other benefits provided to him) during the year in which the termination occurs. The severance payment is to be made in a lump sum on or before the fifth day following the date of termination.
     The agreement contains provisions restricting Mr. Fernández’s ability to engage or participate in, become a director of, or render advisory or other services to any firm or entity competitive with us. The agreement does not contain any provision restricting Mr. Fernández’s right to compete against us upon termination of employment. The agreement further contains provisions protecting our confidential information and trade secrets.
Change in Control Compensation Agreements
     We have entered into change in control compensation agreements with José Enrique Fernández, José Rafael Fernández, Héctor Méndez, Néstor Vale, Carlos J. Nieves, Ganesh Kumar, Carlos Vélez, Norberto González and José Fernández-Richards. Each agreement is in full force and effect so long as the person is employed by the company.
     Under the agreements, the aforementioned persons are entitled to certain cash payment compensation in the event there is a “change in control of the company” and as a result thereof or within one year after the change in control, the person’s employment is terminated by us or our successor in interest. The cash compensation will be an amount equal to two times the sum of such person’s annual base salary at the time the termination of his employment occurs and his last cash bonus paid prior to the termination of his employment.
     For purposes of the agreements, a “change in control of the company” shall be deemed to have occurred if any person or persons acting as a group within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 is or becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of our securities representing 25% or more of either the then outstanding shares of our common stock or the combined voting power of our then outstanding securities and if individuals who on the date of the agreements are members of our Board of Directors cease for any reason to constitute at least a majority thereof, unless the appointment, election or nomination of each new director who was not a director on the date of the agreements has been approved by at least two-thirds of the directors in office on the date of the agreements.
401(k)/1165(e) Plan
     All of our employees, including the employees of our subsidiaries, are eligible to participate in the Oriental Group CODA Profit Sharing Plan (the “401(k)/1165(e) Plan”). The 401(k)/1165(e) Plan is a defined contribution plan under the Employee Retirement Income Security Act of 1974 (“ERISA”), and is qualified under Sections 1165(a) and 1165(e) of the Puerto Rico Internal Revenue Code of 1994. The 401(k)/1165(e) Plan offers eligible participants thirteen investment alternatives, including several U.S. mutual funds, a money-market account, and our shares of common stock. Contributions made through payroll deductions not in excess of 10% of annual base salary or $8,000, whichever is less, may be accumulated per year as before-tax savings. We contribute 80 cents for each dollar contributed by an employee up to $832 per year. The matching contribution is invested in our shares of common stock. The 401(k)/1165(e) Plan became effective on January 1, 1992. During fiscal 2005, we contributed 8,807 shares of common stock to the 401(k)/1165(e) Plan valued at approximately $134,394 at June 30, 2005.
Non-Qualified Deferred Compensation Plan
     We also offer our executive officers a non-qualified deferred compensation plan, where such executives are allowed to defer taxable income. The plan is not subject to ERISA contribution limits nor to discrimination tests in terms of who must be included therein. Under the plan, the executive’s current taxable income is reduced by the amount being deferred. Funds contributed thereto can accumulate without current income tax to the individual. Taxes are due when the funds are withdrawn at the then current income tax rate applicable to the individual, which may be lower than his or her current income tax bracket.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
     The following report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing of the company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates it by reference.
     Oriental Financial Group Inc. operates in a highly competitive industry where the quality, creativity and professionalism of its executive officers is of utmost importance to the success, profitability and growth of the company. Accordingly, its compensation program, which is managed by the Compensation Committee of the Board of Directors, is intended to retain and appropriately reward experienced and well-trained executive officers, align the long-term interests of the executive officers with those of the stockholders and tie total compensation opportunities to the achievement of the company’s institutional goals and the achievement of goals for each of its subsidiaries.
     The Compensation Committee evaluates the performance of management, reviews the compensation levels of members of management, and evaluates and reviews all aspects of compensation for the company’s executive officers. In evaluating the performance and compensation of all of the executive officers, the Compensation Committee reviews available peer group information for comparable financial institutions or bank holding companies in Puerto Rico and the United States, and assesses the performance in accordance with the overall attainment of the company’s goals for such fiscal year, which are set forth in the company’s three-year business plan that is updated and approved by the Board of Directors every fiscal year.
     The Compensation Committee’s responsibilities are more fully described in its charter, a copy of which is available on the company’s website at www.orientalonline.com.
Bonus
     The compensation program for the company’s executive officers provides for a performance bonus, which purpose is to maximize the efficiency and effectiveness of its operations. The bonuses that are paid to the executive officers are linked to the performance of the company as an institution as well as to the performance of each of its subsidiaries. In addition, in the event the institutional and individual goals are achieved, the bonus amounts that are generally paid to the executive officers are determined so that the total salary and bonus compensation paid to them is competitive with the amounts paid by comparable financial institutions or bank holding companies in Puerto Rico and the United States.
Long-Term Compensation
     The compensation program for the executive officers also contemplates long-term incentive compensation in the form of stock options granted under the company’s incentive stock option plans. The incentive stock option plans provide for ownership of the shares of common stock which, in turn, creates a direct relationship between the performance of the company, as reflected by the market value of its shares of common stock, and executive compensation, and further creates a direct link between the interests of the executive officers and the interests of the stockholders.
     The awards are made by the administrators of the company’s stock option plans, which are the members of the Compensation Committee. The plan administrators are given absolute discretion to select which of the eligible persons will be granted stock options and the amount of stock options to be granted to such persons. In general terms, the plan administrators, in determining such amounts, consider total compensation information obtained from various comparable financial institutions or bank holding companies in Puerto Rico and the United States that they track, as well as the general trend in total compensation in the financial services industry.
     Certain contractual provisions required the company to adjust stock options granted to certain executive officers pursuant to their employment agreements to avoid any form of dilution, including dilution resulting from stock dividends, cash dividends and additional offerings of common stock of the company. Although all stock options granted to such executives had been adjusted pursuant to the anti-dilution provisions of the company’s incentive stock option plans to account for stock dividends, the stock options granted to such executives pursuant to their employment agreements had not been adjusted as contractually mandated for additional events of dilution, such as the company’s issuance of common stock in 1994 and 2004, the quarterly cash dividends declared on its common stock, and the granting of stock options from time to time to other participants thereunder.
     After an evaluation on the merits, the Compensation Committee determined during the fourth quarter of fiscal 2005 that such executives were entitled to compensation for the implied value of their exercised options by crediting them the amount of such implied value upon future exercises of stock options granted under the company’s incentive stock option plans and by issuing to each executive the number of additional stock options required to account for the events of dilution with respect to unexercised options and expired options granted to them under their employment agreements.
     As a result thereof, the company increased the number of options used in the calculation of fully diluted shares by 363,325 for the first three quarters of fiscal 2005 and for fiscals 2004 and 2003, which represents the company’s calculation of the additional options affecting these periods. The additional options reduced diluted per share results by approximately one cent per share for fiscal 2005 and four cents per share for fiscals 2004 and 2003.
     On June 30, 2005, the Compensation Committee approved the acceleration of the vesting of all outstanding options to purchase shares of the company’s common stock that were held by employees, officers and directors as of that date. As a result thereof, options to purchase approximately 1,219,333 shares became exercisable. The purpose of the acceleration was to enable the company to avoid recognizing in its income statement compensation expense associated with these options in future periods upon adoption of Statement 123(R) published on December 16, 2004 by the Financial Accounting Standards Board, which requires that the compensation cost relating to share-based payment transactions be recognized in financial statements.
Compensation of Certain Persons
     José Enrique Fernández, who serves as the Chairman of the Board, negotiated the terms of his non-executive chairman agreement at arm’s length with the Compensation Committee. The terms of his agreement, including his base fee and certain other compensation arrangements, are described herein under the heading “Executive Compensation — Non-Executive Chairman and Employment Agreements.” José Rafael Fernández, who serves as our President and CEO, also negotiated the terms of his employment agreement at arm’s length with the Compensation Committee. The terms of his agreement, including his salary and certain other compensation arrangements, are also described herein under the heading “Executive Compensation — Non-Executive Chairman and Employment Agreements.”

     Their compensation arrangements were determined in accordance with the compensation program described above and was based on considerations of competitive industry practices. In making such determination, the Compensation Committee took into consideration the achievement of goals which are geared to ensure the company’s continued long-term growth and the enhancement of stockholder value.

SUBMITTED BY THE COMPENSATION COMMITTEE

Julian S. Inclán
Emilio Rodríguez
Maricarmen Aponte, Esq.
Compensation Committee Interlocks and Insider Participation
     None of the members of the Compensation Committee has served as an officer or employee of the company or any of its subsidiaries, nor did any of them had any relationship requiring disclosure by the company under Item 404 of SEC Regulation S-K.

AUDIT COMMITTEE REPORT
     The following report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing of the company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates it by reference.
     The Audit Committee assists the Board of Directors in its oversight of the financial reporting process of Oriental Financial Group Inc. The Audit Committee’s responsibilities are more fully described in its charter, a copy of which is available on the company’s website at www.orientalonline.com.
     Management has the primary responsibility for the preparation and integrity of the company’s financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The company’s independent auditors are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.
     In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for fiscal 2005 with the company’s management and has discussed with Deloitte & Touche LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, Deloitte & Touche LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee has discussed with Deloitte & Touche LLP their independence.
     Based on such reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s annual report on Form 10-K for the fiscal year ended June 30, 2005, for filing with the U.S. Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE

José J. Gil de Lamadrid, CPA
Miguel Vázquez-Deynes
Efraín Archilla
INDEBTEDNESS OF MANAGEMENT
     Certain transactions involving loans and deposits were transacted during fiscal 2005 between Oriental Bank and Trust, some of its directors and executive officers, including those of its affiliates, and persons related to or affiliated with such persons. All such transactions were made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of uncollectability or other unfavorable features. At present, none of the loans to such directors and executive officers, including persons related to or affiliated with such persons, is non-performing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     On June 30, 2005, we sold Las Cumbres building, a two-story structure located at 1990 Las Cumbres Avenue, San Juan, Puerto Rico, for the amount of $3,355,000 to Jorge Luis Fernández and his spouse. Mr. Fernandez is the brother of José Enrique Fernández, the Chairman of our Board of Directors. The building was our principal property for banking operations and other services. The Oriental Bank and Trust’s mortgage banking division and one of our principal branches and financial services office (brokerage and insurance) are located in this building. The book value of this property at June 30, 2005, was $1,300,000. Also, on the same date, Oriental Bank and Trust entered into a triple net lease agreement with the new owner for a period of 10 years. In summary, the lease agreement provides for an annual rent of $324,000 or a monthly rent of $27,000 for 13,200 square feet of office space, including 42 parking spaces. During the lease term, the rental fee will increase by 6% every three years, except for the last year on which the increment will be 2%. the transaction was accounted in accordance to the provisions of SFAS 13, as amended by SFAS 98, “Accounting for Leases: Sale-leaseback Transactions Involving Real Estate,” and accordingly, the lease portion of the transaction was classified as an operating lease and the gain on the sale portion of the transaction was deferred and will be amortized to income over the lease term (10 years) in proportion to the related gross rental expense for the leased-back property each period.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     We are required to identify any director, executive officer or person who owns more than 10% of our equity securities who failed to timely file with the SEC a required report under Section 16(a) of the Securities Exchange Act of 1934. Based solely on the review of copies of such forms and on other information furnished to us by such individuals, we believe that during and with respect to fiscal 2005 such persons timely filed all required reports, except as follows:
(1)	A late Form 4 was filed by Emilio Rodríguez on November 15, 2004 to report a sale of common stock.

(2)	A late Form 4 was filed by Ganesh Kumar on January 28, 2005 to report a stock option grant.

(3)	A late Form 4 was filed by José Enrique Fernández on March 15, 2005 to report a bona fide gift of common stock.

(4)	A late Form 4 was filed by José Enrique Fernández on March 15, 2005 to report a bona fide gift of common stock.

(5)	A late Form 4 was filed by Miguel Vázquez-Deynes on March 16, 2005 to report a stock option grant.

(6)	A late Form 4 was filed by Pablo Altieri on March 16, 2005 to report a stock option grant.

(7)	A late Form 4 was filed by Emilio Rodríguez on March 16, 2005 to report a stock option grant.

(8)	A late Form 4 was filed by Francisco Arriví on March 16, 2005 to report a stock option grant.

(9)	A late Form 4 was filed by Efraín Archilla on March 16, 2005 to report a stock option grant.

(10)	A late Form 4 was filed by Julián Inclán on March 16, 2005 to report a stock option grant.

(11)	A late Form 4 was filed by Alberto Richa-Angelini on March 16, 2005 to report a stock option grant.

(12)	A late Form 4 was filed by Juan Carlos Aguayo on March 22, 2005 to report a stock option grant.

(13)	A late Form 4 was filed by Efraín Archilla on June 22, 2005 to report a sale of common stock resulting from an unsolicited margin call.

STOCK PERFORMANCE GRAPH
     The stock performance graph below compares the cumulative total stockholder return of our shares of common stock from June 30, 2000, to June 30, 2005, with the cumulative total return of the SNL Bank Index, the Russell 2000 Index, a custom peer group index, the S&P 500 Composite Stock Index, and the Dow Jones US Total Market Index. To significantly reduce the costs associated with the preparation of this graph, we have decided to eliminate the use of the custom peer group index (based on the S&P Diversified Financials Index, which was discontinued by S&P in 2002), and the Dow Jones US Total Market Index and the S&P 500 Composite Stock Index. The new peer group and broad equity market indexes used herein are respectively the SNL Bank Index and the Russell 2000 Index.

	Period Ending
Index	06/30/00	06/30/01	06/30/02	06/30/03	06/30/04	06/30/05

Oriental Financial Group Inc.	100.00	137.49	207.55	269.57	319.08	203.09
SNL Bank Index	100.00	130.30	126.60	133.80	158.59	168.86
Russell 2000	100.00	100.67	91.93	90.42	120.59	131.98
Custom Peer Group*	100.00	109.39	89.05	96.26	112.08	112.89
S&P 500 Composite Index	100.00	85.13	69.78	71.49	84.46	90.75
Dow Jones U.S. Total Market Index	100.00	84.89	69.54	70.32	84.65	91.40

*	Custom peer group includes Ambac Financial Group Inc., American Express Co., CIT Group Inc., Citigroup Inc., Fannie Mae, Freddie Mac, JP Morgan Chase & Co., Moody’s Corp., Morgan Stanley, SLM Corp., and State Street Corp.
Source (except S&P): SNL Financial LC, Charlottesville, VA, © 2005
S&P, New York, NY, © 2005

     The Board of Directors recognizes that the market price of our shares of common stock is influenced by many factors, only one of which is our financial performance. The stock price performance graph shown above is not necessarily indicative of future price performance.
INDEPENDENT AUDITORS
     The Audit Committee of the Board of Directors has not yet selected an accounting firm to audit our financial statements for the current fiscal year. It is considering several accounting firms. Deloitte & Touche LLP has served as our independent public accountants since fiscal 2002. Services provided to us and our subsidiaries by Deloitte & Touche in fiscal 2005 included the examination of our consolidated financial statements, limited revisions of our quarterly reports, audits of our subsidiaries, audits of our employee benefits plan, services related to our filings with the SEC and other regulatory agencies, and consultations on various tax and accounting matters.
     The Audit Committee reviewed and approved all non-audit services rendered by Deloitte & Touche to the company and its subsidiaries, and concluded that the provision of such services was compatible with the maintenance of Deloitte & Touche’s independence in the conduct of its auditing functions. The Audit Committee has adopted a pre-approval policy regarding the procurement of audit and non-audit services, which is available on our website at www.orientalonline.com. The Audit Committee intends to review such policy periodically.
     The aggregate fees billed by Deloitte & Touche in fiscals 2005 and 2004 for the various services provided to us were as follows:

Type of Fees	2005	2004
Audit Fees	$803,850	$346,480
Audit-Related Fees	118,650	87,950
Tax Fees	16,140	91,095
All Other Fees	0	0

	$938,640	$525,525

     As defined by the SEC, (i) “audit fees” are fees for professional services rendered by the company’s principal accountant for the audit of the company’s annual financial statements, including the audit of the company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, and review of financial statements included in the company’s Form 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years; (ii) “audit-related fees” are fees for assurance and related services by the company’s principal accountant that are reasonably related to the performance of the audit or review of the company’s financial statements and consisted of employee benefit plan audits and accounting consultations; (iii) “tax fees” are fees for professional services rendered by the company’s principal accountant for tax compliance, tax advice, and tax planning; and (iv) “all other fees” are fees for products and services provided by the company’s principal accountant, other than the services reported under “audit fees,” “audit-related fees,” and “tax fees.”
     We expect that Deloitte & Touche will have representatives present at the annual meeting who will have an opportunity to make a brief statement if they desire to do so, and who will be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS
     Since we changed our fiscal year to a calendar year on August 30, 2005 and, therefore, our 2006 annual meeting of stockholders by more than 30 days, stockholder proposals intended to be presented at such annual meeting must be set forth in writing and received by José Enrique Fernández, Chairman of the Board, Oriental Financial Group Inc., P.O. Box 195115, San Juan, Puerto Rico 00919-5115, no later than the close of business on February 25, 2006.
ANNUAL REPORTS
     A copy of our annual report to stockholders for fiscal 2005 accompanies this proxy statement. The annual report is not part of the proxy solicitation materials.
     Upon receipt of a written request, we will furnish to any stockholder without charge a copy of our annual report on Form 10-K, including the consolidated financial statements, for fiscal 2005, and a list of the exhibits thereto required to be filed with the SEC under the Securities Exchange Act of 1934. Such written request should be directed to Oriental Financial Group Inc., Investor Relations c/o Anreder & Company, 10 E. 40th Street, Suite 1308, New York, NY 10016; Telephone: (212) 532-3232 or (800) 421-1003; Facsimile: (212) 679-7999; E-mail: ofg@anreder.com.

BY ORDER OF THE BOARD OF DIRECTORS

José Enrique Fernández
Chairman
September 27, 2005
San Juan, Puerto Rico

EXHIBIT A
ORIENTAL FINANCIAL GROUP INC.
Audit Committee Charter
I. PURPOSE:
     The Audit Committee (the “Committee”) shall assist the Board of Directors (the “Board”) of Oriental Financial Group Inc. (the “Company”) in fulfilling its oversight responsibilities by reviewing: (a) the integrity of the financial reports and other financial information provided by the Company to any governmental body or to the public; (b) the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and (c) the Company’s auditing, accounting and financial reporting processes generally.
     The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm employed by the Company (including resolution of disagreements between management and such firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. Such registered public accounting firm or firms are hereinafter referred to as the “independent auditors.” The independent auditors shall report directly to the Committee.
     The Committee shall encourage the continuous improvement of, and shall foster adherence to, the Company’s policies, procedures and practices at all levels. The Committee shall serve as an independent and objective party to monitor the Company’s financial reporting processes and internal control system, and to provide an open way of communication among the independent auditors, financial and senior management, the Company’s internal auditing department, and the Board.
     The Committee shall primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.
II. COMPOSITION:
     The Committee shall be comprised of three or more non-employee directors as determined by the Board. The members of the Committee shall meet the independence and expertise requirements of the New York Stock Exchange (the “NYSE”) as provided in NYSE Rules 303.01(B)(2)(a) and 303.01(B)(3), and of the Securities and Exchange Commission (the “SEC”) as provided in SEC Rule 10A-3(b) under the Securities Exchange Act of 1934 (the “Exchange Act”), including the requirement that (i) such directors not accept, directly or indirectly, any consulting, advisory or other compensatory fee from the Company other than in their capacity as members of the Board, the Committee, or any other Board committee, and that (ii) such directors not be affiliated persons of the Company. Notwithstanding the generality of the foregoing, all members of the Committee shall be financially literate and shall have a working familiarity with basic finance and accounting practices. At least one member of the Committee shall qualify as a “financial expert” (as defined in Item 401(h)(2) of SEC Regulation S-K). Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.
     The members of the Committee shall be elected by the Board and shall serve until their successors are duly elected and qualified. Unless a chairperson is elected by the Board, the members of the Committee may designate a chairperson by a majority vote of all Committee members.
III. MEETINGS:
     The Committee shall meet at least four times each year and at such other times as it deems necessary to fulfill its responsibilities. As part of its obligation to foster open communication, the Committee shall meet at least annually with management, the director of the internal auditing department, and the independent auditors in separate executive sessions to discuss any matters it considers necessary. The Committee shall meet quarterly with the Company’s management and independent auditors to review the Company’s financial statements.
IV. RESPONSIBILITIES AND DUTIES:
     To fulfill its responsibilities and duties the Committee shall:
Documents/Reports Review
1.	Review and update this Charter annually, as conditions dictate.

2.	Review with management and the independent auditors the Company’s audited financial statements and any reports or other financial information submitted to any governmental authority or to the public, including any certification, report, opinion or review rendered by the independent auditors.

3.	Review with management and the independent auditors the regular internal reports to management prepared by the internal auditing department and management’s response thereto.

4.	Review with management and the independent auditors the Company’s annual and quarterly financial statements prior to their filing with the SEC or prior to the release of the Company’s earnings. Review annually with management and the independent auditors the basis for disclosures made in the annual report to stockholders regarding the internal control environment of the Company.

5.	Review certifications signed by the Chief Executive Officer and the Chief Financial Officer in connection with any periodic reports filed by the Company with the SEC and discuss with such individuals significant deficiencies, if any, in the design or operation of the Company’s system of internal control over financial reporting and any fraud or potential fraud, if any, involving management or employees in connection with any internal control function.
Independent Auditors
6.	Appoint the independent auditors and oversee their work in connection with the preparation and issuance of any audit report or related work.

7.	On an annual basis, the Committee shall review and discuss with the independent auditors their formal written statement delineating all relationships between them and the Company, and shall engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact their objectivity and independence, and shall recommend that the Board take appropriate action in response to the auditors’ report to satisfy itself of the auditors’ independence.

8.	Serve as the channel of communication between the independent auditors and the Board.

9.	Review any proposed replacement of the independent auditors and terminate the engagement of the independent auditors as the Committee deems necessary or appropriate.

10.	Review the qualifications and independence of the independent auditors and any potential conflicts of interest that may exist between management and the independent auditors by obtaining a written statement from the independent auditors and management of all relationships with, and services provided to, the Company by the independent auditors and/or their affiliates (including discussing such relationships with the independent auditors and taking actions when needed).

11.	Review the independent auditors’ compensation and the proposed terms of their engagement.

12.	Review with the independent auditors the proposed scope of services and plan for the annual audit.

13.	Evaluate the performance of the independent auditors and make inquiries to determine that no improper influence was exerted on the conduct of the audit by directors, officers or employees of the Company.

14.	Pre-approve all audit and non-audit services (including the fees and terms thereof) to be performed for the Company by the independent auditors to the extent required by and in a manner consistent with Section 10A(i) of the Exchange Act.

15.	Review any non-audit services performed for the Company by the independent auditors that meet the de minimus exception under Section 10A(i)(1)(B) of the Exchange Act.

16.	Oversee the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit (i.e., the concurring or reviewing partner) at least once every five years, and oversee the rotation of other audit partners, as required by Section 10A(j) of the Exchange Act and Rule 2-01(c)(6) of SEC Regulation S-X.

17.	Periodically consult with the independent auditors, out of the presence of management, about the Company’s internal controls over financial reporting and the fullness and accuracy of the Company’s financial statements.
Financial Reporting Processes
18.	In consultation with the independent auditors and internal auditors, review the integrity of the Company’s financial reporting processes, both internal and external.

19.	Consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

20.	Consider and approve, if appropriate, major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditors, management or the internal auditors.
Process Improvement
21.	Establish regular and separate systems for reporting to the Committee any significant judgments made by management, the independent auditors, or the internal auditors in management’s preparation of the Company’s financial statements, and the opinion of each as to the appropriateness of such judgments.

22.	Following completion of the annual audit, review separately with management, the independent auditors, and the internal auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

23.	Review any significant disagreement among management, the independent auditors and the internal auditors in connection with the preparation of the financial statements.

24.	Review with management, the independent auditors and the internal auditors the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented. This review shall be conducted at an appropriate time subsequent to the implementation of any such changes or improvements, as decided by the Committee.

Ethical and Legal Compliance
25.	Establish procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters, as required by Section 10A(m)(4) of the Exchange Act.

26.	Obtain from the independent auditors the reports required to be furnished to the Committee under Section 10A(k) of the Exchange Act and obtain from the independent auditors any information with respect to illegal acts in accordance with Section 10A(b)(1) of the Exchange Act.

27.	Obtain reports from management, the independent auditors and the internal auditors that the Company is in conformity with applicable legal requirements and that its directors, officers, employees and agents are in compliance with the Company’s Code of Ethics.

28.	Review management’s monitoring of compliance with the Company’s Code of Ethics, and ensure that management has the proper review system in place to ensure that the Company’s financial statements, reports and other financial information disseminated to governmental and/or regulatory organizations, and to the public satisfy applicable legal and/or regulatory requirements.

29.	Review activities, organizational structure, and qualifications of the internal auditing department.

30.	Review, with the Company’s counsel, legal compliance matters, including securities trading policies and restrictions.

31.	Review, with the Company’s counsel, any legal matter that could have a material effect on the Company’s financial statements.

32.	Perform from time to time any other activities consistent with this Charter, the Company’s Certificate of Incorporation and By-laws, and applicable laws, rules or regulations, as the Committee or the Board deems necessary or appropriate.
Authority to Engage Advisors
33.	The Committee shall have the authority to engage independent counsel and other advisors, as it deems necessary to carry out its duties. This authority shall not preclude the Committee from having access to, or obtaining advice from, the Company’s regular outside counsel.
Rev. 8/2004

ORIENTAL FINANCIAL GROUP INC.	REVOCABLE PROXY
     This proxy is solicited on behalf of the Board of Directors of Oriental Financial Group Inc. for use only at the annual meeting of stockholders to be held on October 25, 2005, and at any adjournment or postponement of that meeting. This proxy may be revoked by the undersigned at any time before it is exercised.
     The undersigned, being a stockholder of Oriental Financial Group Inc. (the “Company”), hereby authorizes the Board of Directors of the Company or any successors in their respective positions, as proxies with full powers of substitution, to represent the undersigned at the annual meeting of stockholders of the Company to be held at conference room 9-A of the McConnell Valdés law offices located at 270 Muñoz Rivera Avenue, San Juan, Puerto Rico, on Tuesday, October 25, 2005, at 10:00 a.m., and at any adjournment or postponement of that meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as follows:
     ELECTION OF DIRECTORS

☐	FOR all nominees listed below (except as marked to the contrary below).	☐	WITHOUT AUTHORITY to vote for all nominees listed below.
To serve until the 2007 annual meeting of stockholders or until their successors are duly elected and qualified: José Rafael Fernández, Maricarmen Aponte, and José J. Gil de Lamadrid. To serve until the 2008 annual meeting of stockholders or until their successors are duly elected and qualified: Pablo I. Altieri, Francisco Arriví, and Juan C. Aguayo.
INSTRUCTIONS: To withhold authority to vote or to cumulate the votes for one or more of the above nominee(s), write the name(s) of the nominee(s) and the manner in which such votes shall be withheld or cumulated in the space provided below.

Number of Votes
Name	(Withheld or Cumulated, Please Specify)

     In their discretion, the proxies are authorized to vote this proxy with respect to (i) the approval of the minutes of the last meeting of stockholders; (ii) the election of any person as director if any nominee is unable to serve or, for good cause, will not serve; (iii) matters incident to the conduct of the annual meeting; and (iv) such other matters as may properly come before the annual meeting. Except with respect to procedural matters incident to the conduct of the annual meeting, management at present knows of no other business to be brought before the meeting other than those matters described in the accompanying proxy statement.
     Shares of common stock of the Company will be voted as specified in this proxy. In the absence of any express indication that the shares to be voted should be cumulated in a particular fashion, the votes represented by executed proxies will be distributed equally among the six nominees or in such other fashion as will most likely ensure the election of the nominees. If no specification is made above, shares will be voted “FOR” the election of directors. This proxy cannot be voted for any person who is not a nominee of the Company’s Board of Directors.
     The undersigned hereby acknowledges receipt of the accompanying proxy statement for the annual meeting prior to signing this proxy.
Date:                                                             , 2005.

Signature

Signature, if held jointly

Please sign exactly as your name(s) appear(s) on this proxy. When signing in a representative capacity, please give your title.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY USING THE ENCLOSED ENVELOPE.